BK Associates, Inc.
                            1295 Northern Boulevard
                           Manhasset, New York 11030
                      (516) 365-6272 o Fax (516) 365-6287

                                                                February 1, 2000

Aircraft Finance Trust
c/o  Wilmington Trust Company
1100 N. Market Street, Rodney Square
Wilmington, DE  19890

Gentlemen:

In response to your request, BK Associates, Inc. is pleased to provide our opinion of current Base Values as of December 31, 1999 for the 36 commercial jet transport aircraft which comprise the Aircraft Finance Trust (AFT) Portfolio (Portfolio). The Portfolio aircraft are further identified by type, serial number, year of manufacture and engine model in Figure 1.

Based upon our knowledge of these various aircraft types, our knowledge of the capabilities and uses to which they have been put in various parts of the world, our knowledge of the marketing of used aircraft, and our knowledge of aircraft in general, it is our opinion that the Base Values of each aircraft are as shown in Figure 1.

Our values presented in Figure 1 include appropriate financial adjustments based on our interpretation of the maintenance summary and fleet utilization data you provided. The adjustments are approximate, based on industry average costs, and normally would include an adjustment for the time remaining to a "C" check, time remaining to a "D" check, time remaining to landing gear overhaul and time remaining to a heavy shop visit on engines. In some cases, sufficient relevant data were not available to make all such adjustments and in these instances they were assumed to be at half-time.

According to the International Society of Transport Aircraft Trading's (ISTAT) definition of Base Value, to which BK Associates subscribes, the base value is the Appraiser's opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its "highest and best use". An aircraft's base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm's length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

As the definition suggests, Base Value is determined from historic and future value trends and is not influenced by current market conditions. It is often determined as a function of the original cost of the aircraft, technical

February 1, 2000
Page 2

characteristics of competing aircraft, and development of new models. BK Associates has determined from analysis of historic data, a relationship between aircraft age and its value as a percentage of original value for the average aircraft.

Supply and demand is the major influence on aircraft values. Our industry has experienced a peak of surplus commercial jet aircraft on the market in mid-1991 and watched the subsequent increase in demand for air travel bring about a return of many of the grounded and stored surplus fleet to revenue service. According to BACK Information Services, the peak surplus of 815 aircraft in 1991 was significantly reduced during the ensuing years to a sustained low period beginning in 1997 with an annualized average of 310 surplus aircraft. However, during the second and third quarter periods of 1998, the fleet availability began to increase once again, with the latest period reported at 514 units.

The following, summarized from the BACK Information Services reports, lists aircraft similar to those in the Portfolio which are publicly advertised for sale or lease and compares the current availability to that one year ago. Additionally, the aircraft currently in storage are quantified however, it should be understood that some operators and lessors do not publicize their aircraft availability and the list of stored aircraft does not directly compliment the availability listing. Therefore, it is reasonable to assume that to some extent these two lists are additive.

                                                   STORED
    MODEL                12/1998      12/1999      12/1999
    -----                -------      -------      -------

   A310-300                  7            7            4
     A320                    2            5            3
   B737-300                 13           23            6
   B737-400                  5            9            0
   B767-200                  2            5            1
   B767-300                  0            9            0
     MD83                    0            0            1
    DC10-30                 17            4           16
                            --           --           --

TOTAL AIRCRAFT              46           62           31

The trend of available or surplus aircraft continues to increase since late last year. This escalation is illustrated in the above table which focuses only on the aircraft type in the Portfolio, but is evident across almost all commercial jet aircraft types. The above chart reports a lower availability of the DC10-30

February 1, 2000
Page 3

aircraft in 1999 from the previous year as most of the available type were committed to modification to full main deck freighters during the intervening year. Availability of the selected Portfolio aircraft has increased by 35 percent over the 1998/1999 one-year period. BK Associates believes some availability of aircraft is normal even in a balanced market such that a few units of each model could be expected to be available as is currently the case.

Appraised values contained in this report in most cases are moderately less than values of one year ago based on the additional age of the Portfolio and continued utilization of the Aircraft.

It should be understood that BK Associates has not inspected the Aircraft nor the maintenance records for this appraisal, but has relied upon the information you have provided and our own database. The assumptions have been made that the Aircraft, are in average or better condition; all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; and maintenance has been accomplished in accordance with an Airworthiness Authority approved maintenance program and accepted industry standards. Deviations from these assumptions can change our opinion significantly regarding the Aircraft values.

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

                                                     Sincerely yours,

                                                     BK ASSOCIATES, INC.



                                                     R. L. Britton
RLB/kf                                               Vice President
Attachment                                           ISTAT Certified Appraiser

                               UNICAPITAL AIR GROUP
                                  AFT PORTFOLIO
                                DECEMBER 31, 1999

                                                                 CURRENT
                                                                MTC ADJ'D
          AIRCRAFT        SERIAL      MFG.                      BASE VALUE
  ITEM      TYPE          NUMBER      DATE         ENGINE       ( $ MIL )
  ----      ----          ------      ----         ------       ---------

    1     A310-300          448       Feb-88      CF6-80C2A2      34.36

    2     A320-200          210       Jul-91      CFM56-5A1       26.54
    3     A320-200          221       Sep-91      CFM56-5A3       28.70
    4     A320-200          222       Oct-91      CFM56-5A3       28.70
    5     A320-200          231       Sep-91      CFM56-5A1       27.00
    6     A320-200          737       Sep-97      CFM56-5B4       37.67
    7     A320-200          749       Sep-97      CFM56-5B4       37.49
    8     A320-200          373       Jan-93      V2500-A1        30.03

    9     B737-300         28559      May-97      CFM56-3C1       31.98
   10     B737-300         28554      Dec-96      CFM56-3C1       30.70
   11     B737-300         28557      Mar-97      CFM56-3C1       31.62
   12     B737-300         28558      Apr-97      CFM56-3C1       31.76
   13     B737-300         28561      Jun-97      CFM56-3C1       32.15
   14     B737-300         28562      Jul-97      CFM56-3C1       32.30
   15     B737-300         28563      Aug-97      CFM56-3C1       32.09
   16     B737-300         28564      Nov-97      CFM56-3C1       32.85
   17     B737-300         28740      Jun-98      CFM56-3C1       33.93
   18     B737-300         28548      Dec-97      CFM56-3C1       33.06
   19     B737-300         28333      Aug-96      CFM56-3C1       30.24

   20     B737-400         28489      Nov-96      CFM56-3C1       31.64
   21     B737-400         28490      Nov-96      CFM56-3C1       31.39
   22     B737-400         28491      Nov-96      CFM56-3C1       31.45
   23     B737-400         25663      Nov-92      CFM56-3C1       24.76
   24     B737-400         25664      Nov-92      CFM56-3C1       24.83

   25     B767-200ER       23805      Jul-87      CF6-80C2-B2     30.43
   26     B767-200ER       23806      Aug-87      CF6-80C2-B2     30.42

   27     B767-300ER       29617      Mar-99      CF6-80C2B7F     84.31
   28     B767-300ER       25403      Jan-92      PW4060          60.40
   29     B767-300ER       30008      May-99      CF6-80C2B7F     84.51
   30     B767-300ER       25221      Aug-91      CF6-80C2B6F     56.74

   31     MD83             53199      Mar-92      JT8D-219        23.95
   32     MD83             49398      Nov-86      JT8D-219        17.23
   33     MD83             49791      Sep-89      JT8D-219        21.36
   34     MD83             53198      Apr-91      JT8D-219        22.30

   35     DC10-30          48292      Feb-82      CF6-50C2        20.25
   36     DC10-30          46584      Feb-80      CF6-50C2        19.23